Exhibit 99.1

ACA Capital Receives Non-Compliance Notice from New York Stock Exchange

NEW YORK — December 13, 2007 — ACA Capital Holdings, Inc. (NYSE: ACA) today announced that on December 7, 2007 it was notified by the New York Stock Exchange (“NYSE”) that it is not in compliance with the NYSE’s continued listing standards.  ACA Capital is considered “below criteria” due to the fact that its total market capitalization is less than $75 million over a consecutive 30 trading-day period and its stockholders’ equity is less than $75 million.  The NYSE will make available on its consolidated tape beginning on December 14, 2007, an indicator, “.BC,” indicating that ACA Capital is below the NYSE’s quantitative continued listing standards.

Under applicable rules and regulations of the NYSE, ACA Capital must respond to the NYSE within 45 days from receipt of the notice with a business plan that demonstrates its ability to achieve compliance with the continued listing standards.  ACA Capital does not believe that it can take steps which will permit it to satisfy the financial continued listing criteria of the NYSE within the 18 month cure period provided for under the NYSE rules and regulations.  Therefore, ACA Capital does not intend to submit a plan to the NYSE.  ACA Capital has been informed by the NYSE that it will commence suspension and delisting procedures as a result of the failure to submit a plan.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Such statements reflect management’s current expectations based on its current views and assumptions regarding future events and economic performance and are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward looking statements, including its statements regarding certain business strategies and objectives, specifically its intention with regard to its NYSE listing and its ability to satisfy the financial continued listing criteria in the future, could be affected by many events.  These events include difficulties with the execution of the Company’s business strategy or changes in the Company’s business strategy, changes in the economic, credit spread or interest rate environment in the United States and overseas, rating actions with respect to the financial strength rating of ACA Financial Guaranty Corporation, prolonged disruptions of the markets in which the Company participates, the failure of the Company to accurately estimate the potential severity of defaults or downgrades in the pool of assets referenced by its insured credit default swaps, decreased demand for the Company’s insurance products or asset management services, or increased competition in the Company’s markets, loss of key personnel, changes in regulation or tax laws, governmental action, changes in accounting policies or practices, other risks and uncertainties not identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  The Company cautions that forward-looking statements made by the Company speak only as of the date on which they are made, and, except as required by law, the Company does not undertake any obligation to update or revise such statements if the Company’s expectations change or the Company becomes aware that any forward-looking statement is not likely to be achieved.

Investor Relations Contact:	Adam Willkomm
Treasurer, ACA Capital
212-375-2085
awillkomm@aca.com

Media Contact:	Fred Bratman
Hyde Park Financial Communications
212-683-3931 x217
fbratman@hydeparkfin.com

Source:	ACA Capital Holdings, Inc.